EXHIBIT 99.1

BHI to Sell Baker Hughes Mining Tools

HOUSTON, Texas. July 28, 2004 Baker Hughes Incorporated (BHI — NYSE) announced today that it has signed a definitive agreement with Atlas Copco North America, Inc. to sell Baker Hughes Mining Tools, “BHMT”, part of the Hughes Christensen division, to Atlas Copco. BHMT is a leading manufacturer of rotary drill bits used in the worldwide mining industry with 2003 revenues of approximately $40 million. The closing of the transaction is subject to certain closing conditions and is expected to be completed in the third quarter of 2004. The company intends to classify Baker Hughes Mining Tools as a discontinued operation.

Commenting on the sale, James R. (Rod) Clark, Baker Hughes’ president and chief operating officer said, “I believe that the customers and employees of Baker Hughes Mining Tools will benefit from being part of an organization dedicated to the mining industry.”

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release) contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Acts of 1934, as amended. The words “would”, “is expected to”, “intends”, “believe”, and similar expressions are intended to identify forward-looking statements. The Company’s expectations with regard to the impact of this transaction are subject to various risk factors and conditions that could cause actual results to differ materially. The risk factors include, but are not limited to, satisfaction of the closing conditions, consummation of the sale, material adverse changes in the mining business and other factors described in the Company’s public reports field with the Securities and Exchange Commission. The Company assumes no responsibility to update any of the information referenced in this news release.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

****

NOT INTENDED FOR BENEFICIAL HOLDERS